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                                                                      EXHIBIT 99

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 2, 1995

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                       DR PEPPER/SEVEN-UP COMPANIES, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          1-10064                        75-2233365

           (State or                (Commission File Number)               (IRS Employer
      other jurisdiction                                                Identification No.)
       of incorporation)

     8144 WALNUT HILL LANE, DALLAS, TEXAS                         75231-4372

   (Address of principal executive offices)                       (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER INCLUDING AREA CODE: (214) 360-7000

                                 NOT APPLICABLE

          (Former name or former address if changed from last report)

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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

    On March 2, 1995, Cadbury Schweppes plc, a company organized under laws of England ("Parent"), completed its previously announced tender offer (the "Offer") for all the outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Dr Pepper/Seven-Up Companies, Inc., a Delaware corporation (the "Company"). The Offer was made pursuant to the Agreement and Plan of Merger, dated as of January 25, 1995 (the "Merger Agreement"), among Parent, DP/SU Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and the Company.

    45,387,980 shares of Common Stock were purchased by Purchaser pursuant to the Offer. As a result of such purchase and the prior acquisition of shares of Common Stock, Purchaser and other subsidiaries of Parent own approximately 98.70% of the issued and outstanding shares of the Common Stock. The total amount of funds required to purchase such shares of Common Stock at $33.00 per share was approximately $1.498 million. Purchaser obtained all of such funds from Parent and its affiliates. Parent and its affiliates provided such funds from: (a) the net proceeds of a rights offering to holders of Ordinary Shares of Parent of one unit of non-interest bearing convertible unsecured loan stock for every seven Ordinary Shares held of record on January 30, 1995; (b) existing credit facilities (the "Credit Facilities") provided by Midland Bank plc and The Toronto-Dominion Bank (the "Banks") under a Facilities Agreement dated January 26, 1995; and (c) an underwritten enhanced scrip dividend alternative.

    The Credit Facilities are comprised of two separate committed unsecured revolving credit facilities which Parent established with the Banks as arrangers and as lenders. The commitments under the Credit Facilities are for a $1.0 billion facility available to be used for general corporate purposes (including financing of acquisitions) of Parent and its subsidiaries, and a $1.4 billion facility available to be used as short-term bridge financing, pending the availability of long-term financing, which is to operate as a revolving credit facility until January 25, 1996, and thereafter (to the extent that any advance or advances are outstanding on that date) as a term loan. The final repayment date for both Credit Facilities is January 26, 1998. The rate of interest applicable to advances made under the Credit Facilities is a rate equal to the London Interbank Offered Rate for the relevant interest period plus a margin of
0.225 percent per annum. Commitment fees are payable on the undrawn and uncancelled portions of the Credit Facilities.

    Upon the approval and adoption of the Merger Agreement by the affirmative vote of the stockholders of the Company to the extent required by the laws of the State of Delaware, a wholly owned subsidiary of Purchaser will merge (the "Merger") with the Company, and each share of Common Stock (other than shares held in the treasury of the Company, or owned by Parent or any of its subsidiaries or held by stockholders who have filed with the Company a written objection to the Merger and have not voted in favor of the Merger and who have properly demanded in writing and perfected appraisal for such shares in accordance with the laws of the State of Delaware) shall be automatically converted into the right to receive $33.00 in cash, without interest. A meeting of the stockholders of the Company will be held as soon as practicable for the purpose of obtaining such approval.

    Pursuant to the Merger Agreement, on March 2, 1995, three designees of Parent, John F. Brock, David A. Gerics, and Henry A. Udow, were appointed to the Board of Directors (the "Board") of the Company. Also on such date, all other members of the Board resigned. As a result, the Board is comprised solely of designees of Parent.

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                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          DR PEPPER/SEVEN-UP COMPANIES, INC.
                                          (Registrant)

                                          By:        /s/  NELSON A. BANGS

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                                                       Nelson A. Bangs
                                             VICE PRESIDENT, SECRETARY & GENERAL
                                                         COUNSEL

Date: March 17, 1995

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